EXHIBIT 5.1

JONATHAN D. LEINWAND, P.A.	20900 NE 30th Ave. Eighth Floor Aventura, FL 33180 Tel: (954) 903-7856 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

November 13, 2018

Eurosport Active World Corporation

3250 Mary St., # 303

Miami, Florida 33133

Re:

Eurosport Active World Corporation

Registration Statement on Form S-1

File No. 333-226489

Ladies and Gentlemen:

We have acted as counsel for Eurosport Active World Corporation, a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 21,747,352 shares of common stock (the “Registered Shares”) offered for resale by certain selling stockholders (the “Selling Stockholders”) named in the above-referenced registration statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on or about the date hereof.

We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, resolutions, instruments, certificates, records, and documents.

Subject to and in reliance upon the foregoing, we are of the opinion that the Registered Shares have been validly authorized and are validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Florida; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,
JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.

JONATHAN D. LEINWAND, P.A.

20900 NE 30th Ave. • Eighth Floor • Aventura, FL 33180 • Tel: (954) 903-7856 • Fax: (954) 252-4265

www.jdlpa.com